Exhibit 10.1

GLOBAL AMENDMENT

This Global Amendment (this “Amendment”) is entered into as of September 26, 2024 by and between [the Investor] (“Investor”), and Canaan Inc., a Cayman Islands exempted company (“Company”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Purchase Agreement (as defined below).

A.           Company and Investor previously entered into a certain Securities Purchase Agreement dated as of November 27, 2023 (the “Purchase Agreement”), pursuant to which Company shall issue and sell to Investor up to 125,000 Series A Convertible Preferred Shares (the “Preferred Shares”). As of the date hereof, Investor had purchased 75,000 Preferred Shares from Company, including 25,000 Preferred Shares in the First Closing and 50,000 Preferred Shares in the Second Closing.

B.            Company and Investor desire for Investor to purchase the final tranche of 50,000 Preferred Shares (the “Third Closing Shares”) for a purchase price of $50,000,000.00 in aggregate (the “Third Closing Purchase Price”).

C.            Investor and Company have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2.             No Registration. Investor understands that the Third Closing Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Investor must hold the Third Closing Shares indefinitely unless they are registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration and qualification requirements is available. Investor acknowledges that Company has no obligation to register or qualify the Third Closing Shares, or the ADSs into which it may be converted. Investor hereby waives the closing condition set forth in Section 7(ii)(with respect to the opinion of the Company’s U.S. counsel), 7(iii) and 7(ix) of the Purchase Agreement in connection with the Third Closing.

3.             Closing. The issuance and sale of the Third Closing Shares will be treated as the Third Closing under the Purchase Agreement and will be subject to conditions set forth in Sections 6 and 7 thereof, unless to the extent modified in this Amendment and/or waived by Investor. On the Third Closing Date, Investor will pay the Third Closing Purchase Price to Company via wire transfer of immediately available funds against delivery of the Third Closing Shares. Investor will not be obligated to pay the Third Closing Purchase Price until Company files the amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Shares (“COD”) attached hereto as Exhibit A.

4.             Pre-Delivery Shares. Within thirty (30) Trading Days of the issuance of the Third Closing Shares, Investor will sell to Company 2,800,000 of the Pre-Delivery Shares allocated to Investor in the First Closing and the Second Closing and Company will pay to Investor the repurchase price of $2.10. Company acknowledges that 1,345,203 of the 2,800,000 Pre-Delivery Shares being returned to Company will be returned in the form of 20,178,045 restricted class A ordinary shares. Company will have no obligation to issue any Pre-Delivery Shares to Investor in connection with the Third Closing. For the avoidance of doubt, pursuant to Section 4(s) (Return of Pre-Delivery Share) of the Purchase Agreement, upon such date no Preferred Shares are then held by Investor (whether following the conversion or redemption, as applicable, of all Preferred Shares then held by such Investor), Investor shall within thirty (30) Trading Days sell to Company the remaining 8,000,000 of the Pre-Delivery Shares and the Company will pay to Investor the repurchase price of $6.00. Company will be responsible for any expenses and fees related to the repurchase and cancellation of the 10,800,000 Pre-Delivery Shares.

5.             Sales Limitation. So long as Investor holds any of the Preferred Shares or any Conversion Shares, Investor will limit its aggregate sales of Conversion Shares on the open market in any given calendar week to no more than 10% of the weekly trading volume of the ADSs on all trading markets for such week. In the event Investor breaches the foregoing covenant, Company’s sole and exclusive remedy will be to receive a cash payment from Investor in an amount equal to fifty percent (50%) of the net proceeds Investor received from excess sales in such week.

6.             Use of Proceeds. Company covenants and agrees that the proceeds from the sale of the Third Closing Shares will be used by Company and/or its subsidiaries to manufacture or invest in digital mining sites and equipment to be deployed or sold in North America, including any acquisition or disposition of assets from or between subsidiaries.

7.             Legal Fees. Company agrees to pay $25,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Third Closing Shares, which amount will be deducted from the Third Closing Purchase Price. For clarity, save for the payment of fees specified in this clause, each party will be responsible for its own expenses incurred in the negotiation and consummation of the definitive transaction documentation.

8.             Company and Investor agree that the following provisions under “3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY,” “4. COVENANTS,” and “5.  REGISTER; DEPOSITARY INSTRUCTIONS; ASSISTANCE IN ADS CONVERSION” of the Purchase Agreement shall not apply in connection with the Third Closing:

Sections 3(a) (Shelf Registration Statement), 3(b) (Prospectus), 3(g)(i) and (ii) (Disclosure), 3(h) (Offering Materials), 3(i) (Ineligible Issuer Status), 3(j) (Financial Statements), 4(b) (Maintenance of Registration Statement), 4(c) (Prospectus Supplement and Blue Sky), 4(d) (Use of Proceeds), and 5(b) (Depositary Instructions).

9.             Representations and Warranties. In order to induce Investor to enter into this Amendment, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a)            Company has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Company hereunder.

(b)            There is no fact known to Company or which should be known to Company which Company has not disclosed to Investor on or prior to the date of this Amendment which would or could materially and adversely affect the understanding of Investor expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c)            Except as expressly set forth in this Amendment, Company acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Company under the terms of the Purchase Agreement.

(d)            Company has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Investor, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Purchase Agreement. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Company hereby acknowledges and agrees that the execution of this Amendment by Investor shall not constitute an acknowledgment of or admission by Investor of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e)            Company represents and warrants that as of the date hereof no events of default or other material breaches exist under the Purchase Agreement, or have occurred prior to the date hereof.

(f)            Investor acknowledges that as of the date hereof it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Investor further acknowledges that it is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that it has been advised that Rule 144 permits resales only under certain circumstances. Investor understands that to the extent that Rule 144 is not available, it will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(g)            Investor represents and warrants that it is acquiring the Third Closing Shares for investment purposes for its own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof. Investor further acknowledges that (i) it has received and carefully reviewed such information and documentation relating to Company and the Preferred Shares that Investor has requested, and (ii) it has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its prospective investment in the Third Closing Shares.

10.           Restrictive Legend. Investor understands that the Preferred Shares acquired in connection with the Third Closing, unless and until registered under the Securities Act or sold in compliance with an exemption from such registration, shall bear a legend to substantially the following effect:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

11.           Company Disclosure Letter. Schedule II to the Purchase Agreement (Company Disclosure Letter) shall be replaced in its entirety by the Revised Schedule II attached hereto.

12.           Certificate of Good Standing and Articles. The Company and the Investor agree to amend the closing conditions set forth in Sections 7(iv) and 7(v) of the Purchase Agreement, as indicated by the underlined text below, in connection with the Third Closing.

(iv)            The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company in such entity's jurisdiction of formation issued by the Registrar (or comparable office) of such jurisdiction, as of a date within thirty (30) days prior to each Closing Date.

(v)            The Company shall have delivered to such Buyer a certified copy of the Articles of Association as certified by the Registrar of the Cayman Islands (or a fax or pdf copy of such certificate) within thirty (30) days prior to each Closing Date.

13.           Other Terms Unchanged. The Purchase Agreement, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Purchase Agreement after the date of this Amendment is deemed to be a reference to the Purchase Agreement as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Investor under the Purchase Agreement, as in effect prior to the date hereof.

14.           No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Purchase Agreement and, in making its decision to enter into the transactions contemplated by this Amendment, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

15.           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

16.           Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY:

Canaan Inc.

By:	/s/ Nangeng Zhang
Nangeng Zhang
Chairman and Chief Executive Officer

INVESTOR:

[INVESTOR]

By:
Authorized Signatory

[Signature Page to Global Amendment]

Revised Schedule II

Company Disclosure Letter